Exhibits 5.1 and 23.2

                     [Mays & Valentine, L.L.P. Letterhead]

                                                   July 1, 1998

Board of Directors
Resource Bankshares Corporation
3720 Virginia Beach Boulevard
Virginia Beach, Virginia 23218-1122

 Re: Virginia Bankers Association Master Defined Contribution Plan for Resource Bank
         1996 Long-Term Incentive Plan
         1994 Long-Term Bank Director Incentive Plan
         1993 Long-Term Incentive Plan

Ladies and Gentlemen:

         This letter is delivered to you in connection with the actions taken and proposed to be taken by Resource Bankshares Corporation, a Virginia corporation ("Resource Bankshares"), with respect to the Virginia Bankers Association Master Defined Contribution Plan for Resource Bank, the 1996 Long-Term Incentive Plan, the 1994 Long-Term Bank Director Incentive Plan and the 1993 Long-Term Incentive Plan (collectively, the "Plans"). As counsel to Resource Bankshares, we have reviewed the registration statement on Form S-8 (the "Registration Statement") to be filed by Resource Bankshares on or about July 1, 1998, with the Securities and Exchange Commission to effect the registration of 620,830 shares of common stock of Resource Bankshares under the Securities Act of 1933, as amended (the "Act") for issuance under the Plans.

         In this regard, we have examined the Articles of Incorporation and Bylaws of Resource Bankshares, records of proceedings of the Board of Directors of Resource Bankshares, the Plans and such other records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein. In addition, we have relied as to certain matters on information obtained from public officials, officers of Resource Bankshares and other sources believed by us to be reliable.

         Based upon our examination and inquiries, we are of the opinion that the shares which constitute original issuance securities will, when issued pursuant to the terms and conditions of the Plans, be validly issued, fully paid and nonassessable. The foregoing opinion is limited to the laws of the Commonwealth of Virginia and we express no opinion as to the effect of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                    Very truly yours,


                                                    /s/ Mays & Valentine, L.L.P.
                                                    ----------------------------
                                                    Mays & Valentine, L.L.P.